     Personal Solicitation Materials To Be Used By RehabCare Group, Inc. and Its Representatives in Discussions With Selected Shareholders on the
                  Merits of the 2005 Equity Incentive Plan

Overview
--------

At RehabCare, attracting and retaining the best employees possible is a very important key to our success. And, at the same time, we take corporate governance very seriously as can be seen in our Institutional Shareholder Services ("ISS") governance scores.

To those ends, we engaged ISS to advise us on best practices in creating an equity-based compensation plan that would provide meaningful incentives to our employees, be well within the bounds of good corporate practice and meet their analytical screens. The result was the 2005 Equity Incentive Plan ("the Plan") that we have presented for your consideration and support in the proxy for our 2005 Annual Meeting to be held on May 3, 2005.

Reason for Request
------------------

The 2005 Equity Incentive Plan, if approved, is intended to replace the current Second Amended and Restated 1996 Long-Term Performance Plan, which terminates on April 23, 2006.

The Board of Directors believes the approval of the new plan is necessary to maintain flexibility and uninterrupted availability of authorized shares for our key employee and our non-employee directors' compensation programs.

Provisions of the Plan
----------------------

The company requests a new plan for 2,000,000 shares for future grants of stock options and stock-based incentives to our key employees and directors.

Approximately 800,000 shares remaining from the old plan will be cancelled upon approval of the new plan.

The company has moved from granting only time-vested stock options to granting performance-vested awards based on growth in revenue and earnings per share over a three-year period. If the goals are not achieved at the conclusion of the period, no payment is made to the executive.

The maximum number of shares subject to stock options that may be awarded to any individual shall not exceed 100,000 in any calendar year, except for the chief executive officer for whom the annual maximum shall be 250,000. Dr. Short was granted 250,000 shares in 2004 upon his appointment as CEO and will not be eligible to receive any other grant for three years (until
2008).


The option exercise prices are required to be at least the full fair market value at date of grant.

Currently, approximately 130 employees, officers and directors are eligible to participate in the 2005 Equity Incentive Plan; approximately 19 currently participate.

No more than 400,000 shares may be awarded as full value awards, that is, restricted stock, performance awards, stock units, stock appreciation rights or equity awards other than stock options.

Our Commentary on ISS' Analysis of Total Cost of Plan
-----------------------------------------------------

We assessed ISS' analysis of our Plan and have concluded that the primary issues are a difference in the share authority we requested and the computational items discussed in 2. and 3. below. We requested 2,000,000 shares and ISS' computation assuming inclusion of option transactions between December 31 and March 7 shows 1,870,000 shares, a difference of 130,000 shares.

ISS computed the total cost of the Plan at 15.18%. We have re-computed the analysis to consider all information available as of March 7, 2005 by making the following changes:

     1. The 200-day average stock price was updated to March 7, 2005 versus the 200-day average as of December 1, 2004 used in the ISS calculation. It is our view that, if March 7 is the measurement date, all data should be as of that date.

     2. The "C" shares (those that are subject to outstanding options) were reduced by 108,200 shares to reflect stock options exercised during the period from January 1, 2005 to March 7, 2005.

     3. All "B" shares (those that are subject to full value awards) were moved to the "C" category to reflect the fact that all options granted during the period from January 1, 2005 to March 7, 2005 were at exercise prices equal to market value on the date of grant.

     4. Adjusted "C" shares to consider forfeitures/cancellations of options for the period from January 1, 2005 to March 7, 2005 to reflect the actual number of options outstanding as of March 7, 2005.

Result

Making the changes noted above and using what we believe to be the ISS methodology, our combined cost would be 13.12% compared to the ISS cap of 13.75%.


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
REHABCARE ANALYSIS:

--------------------------------------------------------             ----------------------------------------------------
200-day average (AS OF 3/7/2004) (1)      $       25.28              Shares outstanding @ 3/7/2005            16,658,534
                                                                     Warrants and convertibles:                        -
Market Value                              $ 421,138,568              Share allocation from plans:              4,587,325
--------------------------------------------------------                                                      ----------
                                                                     Fully diluted shares:                    21,245,859
                                                                     ----------------------------------------------------



---------------------------------------------------------------------------------------------------------
SHAREHOLDER VALUE TRANSFER
                     Share               Average                                           SVT (as %
                  Allocation           Award Value                SVT ($)               of Mkt. Value)
                  ----------           -----------                -------               --------------

      A:            2,000,000     X    $     13.41      =      $ 26,820,800                    6.37%
    B (2):                  -     X    $     18.97      =      $          -                    0.00%
    C (3):          2,587,325     X    $     10.27      =      $ 26,571,828                    6.31%
                  -----------                                  ------------                    -----
    Total:          4,587,325                                  $ 53,392,628                   12.68%
---------------------------------------------------------------------------------------------------------



-----------------------------------------------------------     ----------------------------------------------------------------
VOTING POWER DILUTION:                                          Shares outstanding at 12/31/2004                     16,550,334
                                                                Options exercised: 1/1/05 to 3/7/05                     108,200
                                                                                                                     ----------
                                                                Shares outstanding at 3/7/2005                       16,658,534

                                                                ----------------------------------------------------------------
                                           Voting Power
                     Share                  Dilution            ----------------------------------------------------------------
                  Allocation          (fully diluted basis)     COST BASED ANALYSIS SUMMARY:
                  ----------          ---------------------
                                                                                                          Cost       Weighting
      A:            2,000,000                        9.41%                                                ----       ---------
    B (2):                  -                        0.00%      Shareholder Value Transfer (SVT)         12.68%          95.00%
    C (3):          2,587,325                       12.18%      Voting Power Dilution (VPD)              21.59%           5.00%
                  -----------                       ------      COMBINED COST                            13.12%
    Total:          4,587,325                       21.59%      COMPANY-SPECIFIC CAP                     13.75%
-----------------------------------------------------------     ----------------------------------------------------------------

(1) Updated 200-day average to March 7, 2005 from December 1, 2004 data used in the ISS analysis

(2) Options granted during the period from 1/1/2005 to 3/7/2005 were all at market price on the date of grant and, therefore, are included in category "C" rather than category "B".

(3) Updated for grant, exercise and cancellation activity from 1/1/2005 to 3/7/2005. Represents options outstanding but not exercised at 3/7/2005.

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